Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 1, 2015

among

HUTCHINSON TECHNOLOGY INCORPORATED,

HEADWAY TECHNOLOGIES, INC.,

and

HYDRA MERGER SUB, INC.

(i)

(ii)

Annex I	Measurement Dates

Annex II	Amended Articles of Incorporation

Schedule 1.01(a)	Illustrative Cash Calculation

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 1, 2015, among Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors and any required committees of the Company, Parent and Merger Subsidiary have approved and deemed advisable this Agreement (including the plan of merger (as such term is described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) contained herein (the “Plan of Merger”)) pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement and to consummate the Merger, Parent has entered into shareholder voting agreements, each dated as of the date hereof, with certain shareholders of the Company (collectively, the “Voting Agreements”), pursuant to which, subject to the terms thereof, such shareholders have agreed, among other things, to vote Shares held by them in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

SECTION 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“8.50% Notes” means the Company’s 8.50% Senior Secured Second Lien Notes due 2017.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“10.875% Notes” means the Company’s 10.875% Senior Secured Second Lien Notes due 2017.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or sales of inventory in the ordinary course of business, any Third Party offer,

proposal or inquiry, whether oral or in writing, relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of, or of the right to acquire, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any combination of the foregoing.

“Additional Consideration” means an amount (rounded to the nearest cent) equal to (a) $0.0108 multiplied by (b) (i) the difference of Net Cash minus $17,500,000, divided by (ii) $500,000; provided, however, that the “Additional Consideration” will be no less than $0.00 and no more than $0.38.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means, without duplication, the consolidated cash and cash equivalents of the Company and its Subsidiaries (including amounts temporarily held in the Company’s Revolving Credit and Term Loan Facility collections account and amounts held as collateral in connection with the Company’s credit card program, but excluding restricted cash), as determined in accordance with GAAP, applied on a basis consistent with the Company Balance Sheet. For the avoidance of doubt, (i) “Cash” shall be deemed restricted if such Cash (A) is subject to any pledge, Lien or control agreement (excluding (1) statutory liens in favor of any depositary bank where such Cash is maintained and (2) Liens under the Revolving Credit and Term Loan Facility and the Senior Notes), or (B) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, applied on a basis consistent with the Company Balance Sheet; provided, however, that, notwithstanding the foregoing, “Cash” shall not be deemed restricted to the extent it is held by a Person other than the Company or any one or more of its Subsidiaries as a deposit or security for obligations under any Contract to which the Company or any one or more of its Subsidiaries is a party (including the collateral account for the Company’s credit card program, which is included in “Cash”) and (ii) amounts payable by the Company in connection with the transactions contemplated by this Agreement (including fees payable to financial advisors, attorneys, and other professional advisors; severance and other payments to employees; amounts required to discharge Indebtedness; and other transaction expenses), to the extent unpaid but not due and payable as of immediately prior to the Closing, will not reduce “Cash”; provided, however, that notwithstanding the foregoing to the extent that the Company shall have not paid $1,500,000 in fees to the Financial Advisor by the date as of which “Cash” is measured, “Cash” shall be reduced by $1,500,000. An illustrative calculation of Cash, as of June 28, 2015, is attached as Schedule 1.01(a) to this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change in Accrued Interest” means an amount, which may be negative, equal to (a) $3,100,000 minus (b) the accrued interest under the Secured Notes as of the Measurement Date.

“Change in Principal” means an amount, which may be negative, equal to (a) $13,500,000 minus (b) the outstanding principal amount under the Revolving Credit and Term Loan Facility as of the Measurement Date.

“Closing Date” means the date of the Closing (as defined in Section 2.01(b)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 28, 2015 set forth in the Company Form 10-Q.

“Company Balance Sheet Date” means June 28, 2015.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Form 10-K” means the Annual Report on Form 10-K of the Company for the fiscal year ended September 28, 2014 as filed with the SEC.

“Company Form 10-Q” means the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 28, 2015 as filed with the SEC.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to complete the Closing by the then applicable End Date, excluding, in each case under clause (i) and, except for subclause (E), clause (ii), any such effect to the extent resulting from (A) changes or disruptions in general economic conditions or general financial, credit, banking, or securities markets; (B) changes in GAAP, other accounting standards, Applicable Law, or interpretations thereof; (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) hostilities, political conditions (or changes therein), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics, or other national emergencies or the escalation or worsening thereof; (E) the negotiation, execution, or delivery of this Agreement, the performance by any party hereto of its obligations hereunder, the announcement of the transactions contemplated by this Agreement (including as to the identity of the parties hereto), or pendency of the Merger or any of the other transactions contemplated by this Agreement; (F) failure to meet any estimates of revenues, earnings, projections, budgets, plans, or forecasts (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (G) changes in the Company’s credit rating (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any changes may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (H) shareholder litigation arising from or relating to this Agreement or the Merger; or (I) any action taken with the prior written consent or at the direction of Parent; except, in the case of clauses (A), (B), (C), and (D), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Products” means each product (including any software product) or service designed, developed, manufactured, sold, licensed, leased, distributed, or made generally commercially available to Third Parties by or on behalf of the Company or its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement dated August 8, 2015 between the Company and Magnecomp Precision Technology PCL.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Convertible Notes” means the Company’s 8.50% Convertible Senior Notes due 2019.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, Contract, arrangement, program or policy or (iii) other plan, Contract, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation and paid-time off benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription, cafeteria or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Environmental Laws” means any Applicable Laws or any Contract with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or that would be a member of a group of trades or businesses under common control (as defined in Sections 4001(a)(14) or 4001(b)(1) of ERISA) with such entity.

“Exon-Florio” means the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, 31 C.F.R. Part 800 and any other regulations and rules promulgated thereunder.

“Financial Advisor” means Merrill Lynch, Pierce Fenner & Smith Incorporated, financial advisor to the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate Contracts, currency hedging Contracts, commodity price protection Contracts or similar hedging Contracts, capital lease obligations of such Person, reimbursement obligations with respect to any letter of credit, guarantee or support obligation, or redeemable capital stock of such Person, and any guarantee or support obligation with respect to any of the foregoing.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets, information, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, mask works, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any Employee Plan that covers Service Providers located primarily outside of the United States.

“Intervening Event” means a material development or material change in circumstances occurring after the date of this Agreement with respect to the business, financial condition or results of operations of the Company and its Subsidiaries that (a) was not known to the Board of Directors nor reasonably foreseeable by the Board of Directors as of or prior to the date of this Agreement, (b) becomes known to the Board of Directors after the date of this Agreement and prior to obtaining the Company Shareholder Approval, and (c) does not relate in any way to (i) any Acquisition Proposal or Superior Proposal, (ii) compliance with any applicable requirements of Required Antitrust Laws or satisfaction of the CFIUS Condition, (iii) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate except to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, or (iv) any fluctuation in the market price or trading volume of securities of the Company.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written Contract (excluding any public networks).

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.).

“ITAR 60-Day Notice” means the notification required under Section 122.4(b) of the ITAR for any intended sale or transfer to a foreign Person of ownership or control of any entity registered under the ITAR with respect to the Merger and the other transactions contemplated hereby.

“Knowledge” means, with respect to the Company, the knowledge after reasonable inquiry of the individuals listed in Section 1.01(a)(i) of the Company Disclosure Schedule; provided, however, that with respect to Licensed Intellectual Property Rights, “Knowledge” shall refer to the actual knowledge of such individuals.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued (excluding licenses for off-the-shelf software).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, material restriction or encumbrance of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract relating to such property or asset.

“Measurement Date” means the date shown on Annex I that is the last such date immediately preceding the anticipated Closing Date; provided, however, that if the conditions to Closing set forth in Article 9 are not satisfied until after a later Measurement Date than the Measurement Date originally used to determine Net Cash, then the original Measurement Date will still be the “Measurement Date” for purposes of this Agreement unless it is more than 45 days prior to the Closing Date.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Net Cash” means (a) the Cash as of the Measurement Date, as determined pursuant to Section 2.10(a) and (c) of this Agreement, plus (b) the Change in Principal, plus (c) the Change in Accrued Interest.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Expenses” means all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of lawyers, investment bankers or financial advisors,

accountants, tax advisors, engineers, experts, advisors, consultants and other agents, incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum of $1,400,000.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to timely consummate the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement under Article 10.

“Protected Information” means any information that (i) identifies or can identify an individual; (ii) is governed, regulated or protected by one or more privacy or data security laws; or (iii) the Company or any of its Subsidiaries receives from or on behalf of a customer of the Company or any of its Subsidiaries or is subject to a confidentiality obligation.

“Registered IP” means all registrations and applications for registration included in the Owned Intellectual Property Rights.

“Required Antitrust Laws” means the HSR Act and the other Antitrust Laws described in Schedule 1.01(a)(ii).

“Revolving Credit and Term Loan Facility” means the Revolving Credit and Security Agreement, dated as of September 16, 2011, among the Company, PNC Bank, National Association, as Agent and the lenders party thereto, as amended to the date of this Agreement, together with any further amendments thereto, replacements therefor, or extensions thereof, in each case, satisfying the criteria set forth in clause (iii) of Section 6.01(h) of this Agreement.

“Rights Agreement” means that certain Rights Agreement, dated as of July 29, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
60-Day Notice Condition	9.02(f)
Acquisition Inquiry	6.04(a)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Applicable Date	4.07(a)
Base Consideration	2.02(a)
Board of Directors	4.02(b)
Certificates	2.03(a)
CFIUS Condition	9.02(c)
Closing	2.01(b)
Committee of Disinterested Directors	4.02(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Proxy Statement	4.09(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.03(a)
Company Stock Option	2.05(a)
Company Subsidiary Securities	4.06(b)
Continuing Employees	7.04(a)
D&O Insurance	7.03(c)
Data Room	1.02(a)
Defaulting Party	11.04(c)
Dissenting Shares	2.04
EAA	4.28(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Exercise Period	2.05(b)
FCPA	4.12(b)
Indemnified Person	7.03(a)
Intervening Event Recommendation Change	6.04(b)(ii)(2)
Lease	4.14(c)
Leased Real Property	4.14(c)

Term	Section
Letter of Transmittal	2.03(b)
Major Customer	4.29(a)
Major Supplier	4.29(b)
Material Contracts	4.19(a)(xi)
MBCA	Recitals
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Net Cash Statement	2.10(b)
Option Consideration	2.05(b)
Owned Real Property	4.14(b)
Parent	Preamble
Payoff Letter	6.08
Permits	4.12(c)
Plan of Merger	Recitals
Product Warranty	4.26(a)
Representatives	6.04(a)
Restricted Share	2.06(a)
Secured Notes	6.08
Subject Product	4.28(a) of the Company Disclosure Schedule
Superior Proposal	6.04(e)
Surviving Corporation	2.01(a)
Takeover Statute	4.22
Tax	4.16(l)
Tax Return	4.16(l)
Tax Sharing Agreement	4.16(l)
Taxing Authority	4.16(l)
Termination Fee	11.04(b)(i)
Trade Control Laws	4.28(a)
UK Bribery Act	4.12(b)
Uncertificated Shares	2.03(a)
Voting Agreements	Recitals
WARN Act	4.25(c)

SECTION 1.02 Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. A document will be considered to have been “provided” or “made available” to Parent if it is posted before 12:00 p.m. Central Time at least three Business Days immediately prior to the date of this Agreement on the online data site hosted by Faegre Baker Daniels LLP for the transactions contemplated by this Agreement (the “Data Room”). As promptly as reasonably practicable following the date hereof, the Company will deliver or cause to be delivered at least one CD-ROM that memorializes in digital format all due diligence materials posted to the Data Room as of 12:00 p.m. Central Time three Business Days immediately prior to the date of this Agreement.

(b) Each party to this Agreement participated in the drafting and negotiation of this Agreement, assisted by such legal and tax counsel and financial advisors as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all parties to this Agreement, and not in favor of or against any party to this Agreement.

(c) The specification of any dollar amount in any representation or warranty is not intended to imply that such amount is not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not material, or is or is not in the ordinary course of business, for purposes of this Agreement.

ARTICLE 2

The Merger

SECTION 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the MBCA, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022 (provided that documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means) as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required by the MBCA in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such articles of merger are duly filed with the Minnesota Secretary of State (or at such later time as may be specified in such articles of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the MBCA.

SECTION 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company, or any of the shareholders of the Company:

(a) Except as otherwise provided in this Section 2.02 or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $3.62 in cash (the “Base Consideration”), plus (ii) the Additional Consideration, if any (together with the Base Consideration, the “Merger Consideration”), in each such case, without interest. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Share owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging for the aggregate Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent or one of its Affiliates shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of the Shares, the aggregate Merger Consideration to be paid in accordance with this Article 2 other than Merger Consideration to be paid in respect of Convertible Notes, which will be made available to the Exchange Agent as and when needed.

(b) As reasonably promptly as practicable after the Effective Time (and in any event within five Business Days after the Effective Time), Parent will cause the Exchange Agent to mail to each holder of record of Shares a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title with respect to the Certificates and Uncertificated Shares shall pass, only upon delivery of the Certificates and Uncertificated Shares to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Uncertificated Shares) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Each holder of a Share that has been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each Share represented by a Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(d) If any portion of the aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the portion of the aggregate Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the applicable portion of the aggregate Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the portion of the aggregate Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

SECTION 2.04 Dissenting Shares. Notwithstanding Section 2.02, each Share outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Plan of Merger and who has properly demanded appraisal for its Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and who has otherwise complied with all applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, shall not be converted into the right to receive the Merger Consideration, but the holder of such Share shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”), unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA. If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA, each Share held by that holder shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a). The Company shall give Parent notice within one Business Day of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

SECTION 2.05 Company Stock Options.

(a) The Company shall take all action necessary to cause each option to purchase Shares outstanding under any Employee Plan (each, a “Company Stock Option”) to be vested and exercisable at least 10 Business Days prior to the Closing Date.

(b) At least 10 Business Days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Stock Option that such holder shall, during the period beginning on the date of such notice and ending two Business Days prior to the Closing Date (the “Exercise Period”), have the right to exercise such Company Stock Option by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of such Company Stock Option. Each Company Stock Option that remains unexercised immediately prior to the Effective Time shall be canceled at the Effective Time. In consideration of such cancellation, each holder shall have the right to receive a compensation payment for each Share subject to such Company Stock Option equal to the Merger Consideration less the per share exercise price of each option (if such exercise price is less than the Merger Consideration) (the “Option Consideration”), less all applicable Tax withholdings, and no such compensation payment shall be payable if such exercise price equals or exceeds the Merger Consideration. Subject to any Tax withholding requirements, the Surviving Corporation shall pay each holder the Option Consideration within two Business Days after Closing.

SECTION 2.06 Company Restricted Shares and Restricted Stock Units.

(a) Each Share subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the Effective Time (each, a “Restricted Share”) shall be vested and all restrictions thereon shall lapse. Subject to any Tax withholding requirements applicable to such vesting, each Restricted Share vesting in accordance with this Section 2.06 shall be treated as provided in Section 2.02 and Section 2.03 of this Agreement and subject to the terms and conditions applicable to Shares under this Agreement.

(b) Each restricted stock unit outstanding under the Company’s equity incentive plan(s) shall be vested and shall be settled by issuance of Shares in accordance with such plan(s) immediately prior to the Effective Time. Subject to any Tax withholding requirements applicable to such vesting and settlement, each Share resulting from such vesting and settlement in accordance with this Section 2.06 shall be treated as provided in Section 2.02 and Section 2.03 of this Agreement and subject to the terms and conditions applicable to Shares under this Agreement.

SECTION 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.08 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be remitted by the Exchange Agent, the Surviving Corporation, or Parent, as the case may be, to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement, in form and substance reasonably satisfactory to Parent, to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the portion of the aggregate Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

SECTION 2.10 Determination of Additional Consideration.

(a) Cash Statement. Within five Business Days after the Measurement Date, the Company will prepare and deliver to Parent a statement setting forth the amount of Cash as of the Measurement Date, which statement shall be certified by the Chief Financial Officer of the Company (the “Cash Statement”).

(b) Net Cash. Within five Business Days after the Measurement Date, the Company shall deliver to Parent a statement certified by the Chief Financial Officer of the Company stating the amount of Net Cash as of the Measurement Date, which statement will be accompanied by a letter or other documentation reasonably satisfactory to Parent from the administrative agent under the Revolving Credit and Term Loan Facility stating all amounts payable or otherwise outstanding in respect of the Revolving Credit and Term Loan Facility as of the Measurement Date (the “Net Cash Statement”). Notwithstanding any provision of this Agreement to the contrary, the Company will immediately notify Parent of any borrowings under the Revolving Credit and Term Loan Facility after the date of the Net Cash Statement and will deliver an updated Net Cash Statement (which updated Net Cash Statement will supersede any previously-delivered Net Cash Statement and will be deemed to be the “Net Cash Statement” for purposes of this Section 2.10) to Parent to reflect the impact of any additional borrowed amounts, together with an updated letter or other documentation reasonably satisfactory to Parent from the administrative agent under the Revolving Credit and Term Loan Facility stating all amounts payable or otherwise outstanding in respect of the Revolving Credit and Term Loan Facility as of such date.

(c) Objections; Resolution of Disputes.

(i) Unless Parent notifies the Company in writing within three Business Days after delivery of the Cash Statement or the Net Cash Statement of any objection to the computation of Cash or Net Cash, as applicable, set forth therein (“Notice of Objection”), the Cash Statement or the Net Cash Statement, as applicable, will become final and binding at the end of such three Business Day period or such earlier date as may be mutually agreed by the Company and Parent. During such period, Parent and its representatives and their advisors will be permitted to review all books, records, working papers, materials and information used by the Company or its representatives in preparing the Cash Statement or the Net Cash Statement, as applicable, and the Company will make available such personnel as are reasonably necessary to assist Parent in its review of the Cash Statement or Net Cash Statement, as applicable. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein. Notwithstanding any provision of this Agreement to the contrary, if required to resolve a dispute with respect to the Cash Statement or Net Cash Statement, the Closing will be delayed pending resolution of such dispute and the satisfaction of conditions to Closing.

(ii) If Parent provides the Notice of Objection to the Company within such three Business Day period, then Parent and the Company will, during the three Business

Day period following the Company’s receipt of the Notice of Objection, attempt in good faith to resolve Parent’s objections. During such three Business Day period, the Company and its representatives and their advisors will be permitted to review the working papers of Parent and, if applicable, Parent’s representatives, relating to the Notice of Objection and the basis therefor. If Parent and the Company are unable to resolve all such objections within such three Business Day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to PricewaterhouseCoopers, LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Parent and the Company in writing and, if Parent and the Company are unable to so agree within one Business Day after the end of such three Business Day period, then Parent and the Company will each select such a firm and such firms will jointly select a third nationally recognized public accounting firm to resolve the disputed matters (such selected firm being the “Independent Expert”)). Parent and the Company will instruct the Independent Expert to render its reasoned decision as promptly as practicable but in no event later than five Business Days after its selection. The resolution of disputed items by the Independent Expert will be final and binding, and the determination of the Independent Expert will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Expert will be paid by Parent. Cash, as set forth in the Cash Statement, as adjusted pursuant to this Section 2.10(c)(ii), and Net Cash, as set forth in the Net Cash Statement, so adjusted, will be deemed to be the amounts of Cash and Net Cash for purposes of calculating the Additional Consideration.

ARTICLE 3

The Surviving Corporation

SECTION 3.01 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 7.03 hereof, be amended to read in their entirety as set forth on Annex II hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the MBCA.

SECTION 3.02 Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of Merger Subsidiary in effect at the Effective Time except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation, and as so amended shall, subject to Section 7.03 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with the MBCA.

SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the MBCA, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (i) as disclosed or incorporated by reference (including the applicable portions of the Company’s proxy statement for its 2015 annual meeting of shareholders) in the Company Form 10-K or any Form 10-Q periodic or Form 8-K current report subsequently filed or furnished by the Company with the SEC prior to the date of this Agreement (excluding, in any such case, any disclosures set forth under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

SECTION 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

SECTION 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares with respect to the approval and adoption of this Agreement and of a majority of the outstanding Shares voting thereon with respect to the approval of an increase in the conversion rate for the Convertible Notes (collectively, the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) and a committee of disinterested directors of the Board of Directors formed in accordance with Section 302A.673 of the MBCA (the “Committee of Disinterested Directors”) has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way in violation of Section 6.04 of this Agreement, (i) declaring that this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Sections 302A.613, Subd.1 and 302A.673 thereof), (iii) in the case of the Board of Directors, recommending that the Company’s shareholders approve the Merger and adopt this Agreement (including the Plan of Merger) (such recommendations, collectively, the “Company Board Recommendation”), and (iv) to the extent necessary (assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary in Section 5.08), having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to (x) the Rights Agreement and (y) any state takeover or similar Applicable Law that might otherwise apply to such exercise, delivery, performance or consummation.

SECTION 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreements require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the articles of merger with respect to the Merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the Required Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements under Section 122.4(b) of the ITAR, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law in any material respect, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares. As of October 28, 2015, there were outstanding (i) 33,548,566 Shares (of which an aggregate of

8,506 Shares are Restricted Shares), (ii) no shares of preferred stock, and (iii) Company Stock Options to purchase an aggregate of 3,338,217 Shares (of which options to purchase an aggregate of 2,694,150 Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list, as of October 28, 2015, of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except for the Restricted Shares, the Company Stock Options, the Convertible Notes, or as set forth in Section 4.05(b) of the Company Disclosure Schedule, and for changes since October 28, 2015 resulting from the exercise of Company Stock Options or conversion of the Convertible Notes outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any Company Securities.

(c) Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

SECTION 4.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (except for restrictions imposed by applicable securities laws). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c) Neither the Company nor any of its Subsidiaries has, nor have they ever had, any predecessors.

SECTION 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Since December 31, 2012 (the “Applicable Date”), the Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since the Applicable Date including such comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the Company’s Knowledge, as of the date hereof, neither the Company nor any Company SEC Document is the subject of ongoing review, comment or investigation by the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed on or subsequent to the date hereof (including the Company Proxy Statement) will comply, as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed on or subsequent to the date hereof (including the Company Proxy Statement) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in reports that it files under the 1934 Act is made known to the Company’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls in connection with the Company Form 10-Q, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date.

(g) Section 4.07(g) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since the Applicable Date.

(h) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

SECTION 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

SECTION 4.09 Disclosure Documents.

(a) At the time the proxy statement to be filed with the SEC in connection with the Merger, including a non-binding advisory vote in respect of the approval of certain compensation that may become payable to the Company’s named executive officers in connection with the Merger and in respect of the approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors for use or incorporation by reference therein.

SECTION 4.10 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date until the date hereof, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of Section 6.01.

SECTION 4.11 No Undisclosed Material Liabilities; Indebtedness.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations (including liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

SECTION 4.12 Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in material compliance with all Applicable Law. Since the Applicable Date, the Company has not been charged with or given written notice of, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with any material violation of Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b) None of the Company, any of its Subsidiaries, or any of their respective directors, officers, or, to the Company’s Knowledge, any consultants, agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, since the Applicable Date, taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other anti-corruption or anti-bribery Applicable Law. Since the Applicable Date, the Company has conducted its businesses in compliance in all material respects with the FCPA, the UK Bribery Act and any other anti-corruption Applicable Law, and the Company has instituted and maintained policies and procedures designed to cause each such Person to comply with all such Applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, consultant, agents or other Person acting for or on behalf of the Company or any Company Subsidiary (acting in such capacity), has, directly or indirectly, since the Applicable Date, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Authority, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage.

(c) Except, in each case, as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, registrations, concessions, decrees and similar authorizations of Governmental Authorities necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted (the “Permits”), (ii) the Permits are valid and in full force and effect, and (iii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

SECTION 4.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.14 Properties.

(a) The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all material property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except (i) for Intellectual Property Rights that are the subject of the first sentence of Section 4.15(b) and (ii) as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Section 4.14(b) of the Company Disclosure Schedule identifies all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company and its Subsidiaries have good and valid title to all of the Owned Real Property. There are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property.

(c) Section 4.14(c) of the Company Disclosure Schedule identifies each Lease to which the Company or any of its Subsidiaries is a party or subject. The Company has made available to Parent a true and complete copy of each Lease. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (such real property, the “Leased Real Property”) is valid and in full force and effect, and, except for matters that have been resolved: (i) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (ii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(d) To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries has received notice of a material violation of any applicable zoning, building, health and safety, subdivision, land sales or similar Applicable Law, and (ii) all structures, buildings, facilities and improvements on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair (ordinary wear and tear expected) for the requirements of the business of the Company and its Subsidiaries as currently conducted.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of Registered IP specifying as to each such item, as applicable (i) the owners (or the co-owners) thereof, (ii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item. With respect to each item of Registered IP: (i) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees); and (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees.

(b) The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien (other than imperfection of title or license, if any, that does not materially impair the use of the Owned Intellectual Property Rights in the conduct of business of the Company and its Subsidiaries as currently conducted). The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted in the Company SEC Documents. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not in any material respect (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) impair the right of Parent to develop, use, sell, license, dispose of or otherwise exploit, or to bring any action for the infringement, misappropriation or violation of, any Owned Intellectual Property Right or Licensed Intellectual Property Right, (iii) through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, encumber any of the Intellectual Property Rights owned by or licensed to Parent, (iv) result in any Person having or give any Person the right or option to modify or terminate any license, covenant not to sue, immunity or other rights with respect to any Owned Intellectual Property Right, or (v) result in any Person having or give any Person the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to Licensed Intellectual Property Right.

(c) None of the Company and its Subsidiaries has since September 1, 2009 infringed, contributed to or induced the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. There is no claim, action, suit, investigation by a Governmental Authority or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries (i) based upon, challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or, to the Company’s Knowledge, Licensed Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights or, to the Company’s Knowledge, Licensed Intellectual Property Rights is invalid or unenforceable, (iii) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale, sold or distributed by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to or induce the infringement of, or otherwise violate any Intellectual Property Right of any Person or (iv) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Since September 1, 2009, neither the Company nor any of its Subsidiaries has received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(d) None of the Owned Intellectual Property Rights and, to the Knowledge of the Company, Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, have been the subject of a final and nonappealable finding of unpatentability. All issued patents, registered trademarks and registered copyrights included in the Registered IP are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects. No interference, opposition, reissue, reexamination, or other legal proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Registered IP is being, has been, or could reasonably be expected to be contested or challenged.

(e) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(f) The Company and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property Rights and otherwise have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or any of its Subsidiaries, the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof. With respect to each of the Company’s Trade Secrets, to the Knowledge of the Company, the documentation relating to such Trade Secrets, if any, is in all material respects current as of the date hereof, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. To the Knowledge of the Company, the Company’s Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of the Company, no Company Trade Secret is subject to any adverse claim or has been challenged or, to Company’s Knowledge, threatened in any way. To the Knowledge of the Company, no Company Trade Secret infringes any Intellectual Property Right of any other Person.

(g) To the extent that any Owned Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written Contract with such third party with respect thereto, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

(h) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted or proposed to be conducted in the Company SEC Documents, including with respect to expected increases in business volume, in all material respects and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices. To the Knowledge of the Company, the Company has not experienced any breach of security or unauthorized access by any Third Party to personal information in the Company’s possession, custody or control.

(i) No government funding, facilities of a university, college, other educational institution or research center or funding from a Third Party was used in the development of any Owned Intellectual Property Rights. To the Knowledge of the Company and its Subsidiaries, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(j) Except as set forth in Section 4.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently a member of, or a contributor to, any standards-setting organization, industry standards body, or similar organization that could compel the Company or any of its Subsidiaries to grant or offer to any Third Party any license or right to any Owned Intellectual Property Rights.

(k) To the Knowledge of the Company, the Company Products do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware therein. To the Knowledge of the Company, none of the Company Products contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software therein or any portion thereof to be erased, inoperable or otherwise incapable of being used.

(l) Section 4.15(l) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each material Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Owned Intellectual Property Rights, other than rights to use software embedded in Company Products.

SECTION 4.16 Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and payable (whether or not shown on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended September 29, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) The Company is not the beneficiary of any extension of time within which to file any Tax Return. The Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period with respect to any Tax assessment, Tax deficiency, collection of Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. No adverse adjustment, assessment or deficiency with respect to Taxes has been made or proposed in writing by a Governmental Authority. There are no requests for rulings or determinations in respect of Taxes pending between the Company and any Governmental Authority, and the Company has not received such a Tax ruling or determination or any Tax opinion with respect to any transaction relating to the Company. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code, or any similar provision of state, local or foreign Applicable Law

(f) The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(g) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Prior to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced an “ownership change” within the meaning of Section 382 of the Code.

(h) (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; and (iii) neither the Company nor any of its Subsidiaries has entered into any Contract or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(i) No claim has been made by any Taxing Authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(j) The Company will not be required to include any item of, or exclude any item of deduction from, taxable income for any Tax Period ending after the Effective Time, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Effective Time, including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Effective Time, (ii) any use of an impermissible method of accounting for a Tax Period ending on or prior to the Effective Time, (iii) any prepaid amount received on or prior to the Effective Time, other than amounts shown as deferred revenue on the Company Balance Sheet, as adjusted for the passage of time through the Effective Time, or immaterial amounts received in the ordinary course of business, (iv) election under Section 108(i) of the Code made effective on or prior to the Effective Time, (v) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time, or (vi) any installment sale or open transaction made on or prior to the Effective Time.

(k) There are no Liens for Taxes upon the assets of the Company, other than Liens for Taxes not yet due and payable.

(l) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”); (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulation 1.1502-6 or any corresponding provision of state, local or foreign law; (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied Contract or arrangement (including an indemnification Contract or arrangement); (iv) Taxes as described in clauses (i) and (ii) attributable to any failure to comply with any covenants or Contracts of the Company or any of its Subsidiaries; and (v) Taxes as described in clauses (i) and (ii) of any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any law, rule or regulation, to the extent that the events or transactions giving rise to such Taxes occurred on or before the Effective Time. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreement” means any Contract or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

SECTION 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule lists each Employee Plan. For each Employee Plan, the Company has furnished to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and a copy of (if applicable) (i) each trust, custodial, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past three plan years, (vii) copies of all applicable nondiscrimination and other compliance tests for the last three plan years, (viii) ERISA fidelity bond for each ERISA plan, if applicable and (ix) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan (i) subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, or (iii) that is a multiple employer plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the Internal Revenue Service as to its qualification, and no event has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification. No amount has been contributed to such a Plan that would not be deductible pursuant to Section 404 of the Code.

(d) Each Employee Plan has been maintained in compliance in all material aspects with its terms and all Applicable Law, including ERISA and the Code. There has been no nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or any of its Affiliates, Service Providers, or any Employee Plan or any related funding medium would reasonably be expected to be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatens to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS or the Department of Labor.

(e) Each International Plan that is subject to the Laws of any jurisdiction outside of the United States (i) complies in all material respects with all applicable law of such jurisdiction (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or has been fully accrued for on the Company financial statements and (iv) if required to be registered, has been registered with the appropriate Governmental Authorities and has been maintained in good standing with the appropriate Governmental Authorities.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law). No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries.

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the 12 months ended September 28, 2014.

(h) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. No insured Employee Plan is subject to any retroactive premium adjustments or similar charge, individually or in the aggregate, in excess of $10,000 and no asset of an Employee Plan or any insurance Contract related to an Employee Plan is subject to market value or other similar charge or adjustment on a contract termination basis, individually or in the aggregate, in excess of $10,000.

(i) No Employee Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each Company Stock Option has been issued only with regard to common stock and with an exercise price no less than the fair market value (determined consistently with the provisions of Section 409A of the Code) of the underlying stock at the time of grant.

(j) Each Employee Plan that is a group health plan that is subject to Section 4980B of the Code been operated in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA, and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(k) Except as set forth on Section 4.17(k) of the Company Disclosure Schedule or as provided under Section 2.05 or Section 2.06, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or to any increase in any such payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(l) No Employee Plan or other compensation benefit or arrangement, individually or collectively, will result in the payment of any amount that would not be deductible under Section 162(m) or 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(m) The Company has the right under the terms of each applicable Employee Plan and under Applicable Law to terminate such Plan, and no additional contributions would be required to properly effect such termination.

SECTION 4.18 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, complaint, summons or order has been received and is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person alleging or asserting any material violation of or any material liability under any Environmental Law. The Company and its Subsidiaries have obtained and maintained in full force and effect all Environmental Permits required to conduct their respective businesses, and are and always have been in compliance in all material respects with all Environmental Laws and all Environmental Permits. There are no material liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or resulting from the generation, storage, release, or disposal of any Hazardous Substance. There are no Contracts pursuant to which the Company or any of its Subsidiaries has provided indemnification to or assumed contractual responsibility for material environmental liabilities or obligations of a Third Party.

(b) To the Company’s Knowledge, (i) there are no underground storage tanks or asbestos containing materials at any of the properties currently owned or operated by the Company and any of its Subsidiaries, and (ii) during the time of ownership or leasehold, there were no underground storage tanks at properties formerly owned or operated by the Company and its Subsidiaries.

(c) Except for Hazardous Substances maintained and used in the ordinary course of business and in compliance with all applicable Environmental Laws, to the Knowledge of the Company, there has been no material release, disposal, leaking, discharge or emission of any Hazardous Substances on, or under, or migrating to or from the properties currently owned or leased by the Company and its Subsidiaries that would reasonably be expected to result in material liability for the Company or any of its Subsidiaries under any Environmental Law.

(d) The Company has provided complete copies of all audits, assessments, investigations, reports, data, analyses, records, and logs in its possession or control that relate to environmental conditions, health and safety conditions, and compliance with Environmental Laws at the Owned Real Property and the Leased Real Property.

(e) To the Company’s Knowledge, neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party (other than any Contract between the Company and one or more of its Subsidiaries or between Company Subsidiaries):

(i) any Contract relating to the employment of, or the performance of services by (A) any director, employee or consultant earning an annual salary, or, in the case of a consultant, receiving annual compensation, from the Company or one of its Subsidiaries in excess of $75,000, (1) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any such director, employee, or consultant, or (2) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment to any such director, employee or consultant, or (B) any former director, employee or consultant to whom clause (A) would have applied if he or she had remained employed or engaged by the Company or one of its Subsidiaries;

(ii) any Contract relating to any partnership, joint venture, material research and development project or other similar arrangement;

(iii) any shareholders, investors rights, registration rights or similar Contract or arrangement;

(iv) any Contract with sole source or single source suppliers of material tangible products or services or pursuant to which the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(v) any Contract containing “most favored nation” provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right that is material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract (other than purchase orders entered into in the ordinary course of business with a term of no longer than four months) (i) that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $100,000 in the current or any future calendar year or (B) $200,000 in the aggregate or (ii) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, in each case that is not terminable by the Company or its Subsidiaries without penalty in excess of $50,000 without more than 60 days’ notice;

(vii) any Contract that the Company would be required to disclose under Item 404(b) of Regulation S-K promulgated by the SEC;

(viii) any Contract for the disposition of assets or business of any of the Company or any of its Subsidiaries (other than dispositions of inventory in the ordinary course of business) or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), in each case with a purchase price in excess of $100,000;

(ix) any individual Contract relating to more than $25,000 of Indebtedness of the Company or any of its Subsidiaries;

(x) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person; or

(xi) any Contract not disclosed in response to any of clauses (i) through (x) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the type described in this Section 4.19(a) being referred to herein as “Material Contracts”).

(b) The Company has made available to Parent a true and complete copy of each Material Contract. Except for any Material Contract that has expired by its terms or that has been terminated in accordance with the terms thereof by the Company in the ordinary course of business without payment of any premium or penalty that has not been paid in full prior to the calculation of Cash pursuant to Section 2.10(a) of this Agreement, each of the Material Contracts is valid and in full force and effect. Except as has not resulted and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Material Contract, has violated in any respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material breach under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

SECTION 4.20 Finders’ Fees. Except for the Financial Advisor, a true and correct copy of whose engagement Contract has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Section 4.20 of the Company Disclosure Schedule sets forth the amount of fees payable by the Company to the Financial Advisor or any other investment banker, broker, finder or other intermediary that has been so retained or authorized.

SECTION 4.21 Opinion of Financial Advisor. The Board of Directors has received the opinion (to be confirmed in writing) of the Financial Advisor, to the effect that, as of the date of that opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received in the Merger by holders of Shares (other than Parent, Merger Sub, the respective subsidiaries of Parent and Merger Sub, and holders of Dissenting Shares) is fair, from a financial point of view, to such holders. The Company shall deliver a correct and complete copy of the written opinion of the Financial Advisor to Parent for informational purposes only promptly after receipt thereof by the Company.

SECTION 4.22 Takeover Statutes Inapplicable. (a) The Board of Directors or the Committee of Disinterested Directors, as the case may be, at a meeting duly called and held, has unanimously approved the Merger, the Plan of Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent set forth in Section 5.08, constituted approval under the provisions of Section 302A.673 of the MBCA as a result of which this Agreement, the Plan of Merger, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provisions of Section 302A.673 of the MBCA and (b) the Company has taken all other actions necessary to render inapplicable the restrictions in Sections 302A.671, 302A.673 and 302A.675 of the

MBCA, and no other control share acquisition, fair price, moratorium, antitakeover or similar statute or regulation enacted under state or federal laws applies or purports to apply to any such transactions (each, a “Takeover Statute”).

SECTION 4.23 Transactions with Affiliates. From the Applicable Date, except as disclosed in the Company SEC Documents, no transaction has occurred or relationship exists that the Company would be required to disclose under Item 404 of Regulation S-K promulgated by the SEC.

SECTION 4.24 Insurance. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company maintains sufficient insurance policies and self-insurance programs and arrangements against risks associated with the business, assets and operations of the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect, (c) all premiums thereon have been timely paid or, if not yet due, accrued, (d) there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (e) the Company and its Subsidiaries are in compliance with the terms of such policies and bonds, and (f) the Company has no Knowledge as of the date of this Agreement of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

SECTION 4.25 Labor and Employment Matters.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment and employment practices, including all laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, harassment, and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing, or to the Knowledge of the Company, any other notice, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries.

(c) The Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. The Company has made available to Parent a complete and accurate list of the names, job titles and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries at any time after the Applicable Date.

(d) No employee of the Company or any of its Subsidiaries (i) to the Knowledge of the Company, is in violation of any term of any patent disclosure Contract, confidentiality Contract, invention assignment Contract, non-competition Contract, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of Trade Secrets or proprietary information of others, or (ii) in the case of any director-level and above employee of the Company or its Subsidiaries has given notice as of the date hereof to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, the Company has complied in all material respects with the provisions of the Code of Conduct of the Electronic Industry Citizenship Coalition pertaining to involuntary labor since the Applicable Date up to and including the date hereof.

(f) Section 4.25(f) of the Company Disclosure Schedule sets forth a complete and accurate list, as of October 29, 2015, of the names, titles, annual salaries, bonus targets and hire dates of all Service Providers of the Company and its Subsidiaries.

SECTION 4.26 Warranty.

(a) The Company has made available to Parent the standard forms of product warranties used by the Company and its Subsidiaries. Except as set forth on Section 4.26(a) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company Products fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product (such warranties and contractual commitments, each a “Product Warranty”), except where such failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company Products, other than Company Products currently in development, is, and at all times since the Applicable Date up to and including the date hereof has been, in compliance with Applicable Law except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.26(c) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims resulting in a likely potential liability to the Company or any of its Subsidiaries of at least $10,000 received and logged by the Company or any of its Subsidiaries regarding any Company Product since the Applicable Date to the date hereof, including a listing of the resolution of all such Product Warranty claims.

SECTION 4.27 Minute Books. The Company has made available to Parent true and correct copies in all material respects of all final and approved minutes of meetings of and actions by the shareholders of the Company and the Board of Directors and all committees thereof during the three-year period ended on the date of this Agreement. Such minutes and actions accurately reflect all corporate actions of the Company which are required by Applicable Law, the articles of incorporation, the bylaws or other governing documents to be passed upon by the Board of Directors or the Company’s shareholders during that time period; provided, that any such minutes or actions related to the transactions contemplated by this Agreement or alternative transactions have been provided in redacted form.

SECTION 4.28 Export Controls.

(a) Subject to and as further expanded upon in Section 4.28(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted business in compliance in all material respects with applicable provisions of U.S. economic sanctions and export control laws and regulations, including, without limitation, the Arms Export Control Act (22 U.S.C. 2778 et seq.), the ITAR, the Export Administration Act of 1979 (50 U.S.C. app. 2401 – 2420) (“EAA”), the Export Administration Regulations (15 C.F.R. 730 et seq.), the International Emergency Economic Powers Act (50 U.S.C. 1701 – 1706), the Trading with the Enemy Act (50 U.S.C. 1-44), the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. antiboycott laws and regulations (as set forth in the EAA amended in 1977 and 26 U.S.C. § 999), the laws implemented and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury (31 C.F.R. Part V), and associated executive orders related to any such Applicable Laws relating to export and sanctions of the countries where they conduct business (collectively, the “Trade Control Laws”).

(b) The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to imports, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(c) The Company and its Subsidiaries have obtained all export licenses, registrations, approvals, and other authorizations required under the applicable Trade Control Laws for their manufacture and exports of products, software and technical data in and from the United States and re-exports of products, software and technical data subject to U.S. law. The Company and its Subsidiaries (i) are in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals, and other authorizations; and (ii) have not received any written communication alleging that it is not in compliance with, or has any liability under any such applicable export licenses, registrations, approvals, and other authorizations.

(d) There are no pending or, to the Knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any of its Subsidiaries with respect to any export licenses, registrations or other approvals.

SECTION 4.29 Customers and Suppliers.

(a) Section 4.29(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the customers of the Company and its Subsidiaries who, in either (i) the fiscal year ended September 28, 2014 was and/or (ii) the fiscal year ended September 27, 2015 was, one of the three largest customers of Company Products based on amounts paid or payable, as applicable, to the Company or its Subsidiaries by such customers during such period (each, a “Major Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending or, to the Knowledge of the Company, threatened to become a party to any legal or arbitral proceeding with any Major Customer. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer that such Major Customer intends to terminate or materially and adversely modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries. From December 31, 2012 to the date of this Agreement, neither the Company nor any of its Subsidiaries has sold directly or indirectly goods or services to a military end user, or, to the Knowledge of the Company, for any aerospace or military application, and neither the Company nor any of its Subsidiaries has any open Contracts or Contracts constituting subcontractors involving a United States federal Governmental Authority.

(b) Section 4.29(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the 10 largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid by the Company and its Subsidiaries to such supplier during the fiscal year ended September 28, 2014 (each, a “Major Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending or, to the Knowledge of the Company, threatened to become a party to any legal or arbitral proceeding concerning products and/or services provided by any Major Supplier. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Major Supplier that such Major Supplier intends to terminate or materially and adversely modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries.

SECTION 4.30 Rights Plan. The Company has taken all necessary action so that none of the execution and delivery of any one or more of this Agreement and the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated hereby and thereby will (i) cause the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement to become exercisable, (ii) cause any Person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date, Section 11(a)(2) Event, Section 13 Event or Shares Acquisition Date (as each such term is defined in the Rights Agreement).

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

SECTION 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement and the Voting Agreements require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the articles of merger with respect to the Merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the HSR Act or any other Required Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable requirements under Section 122.4(b) of the ITAR, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the governing documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law in any material respect, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05 Disclosure Documents.

(a) The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

SECTION 5.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 5.07 Financing. Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to make all payments contemplated by this Agreement, including payment of the aggregate Merger Consideration and of all fees and expenses of Parent and Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.08 Ownership of Shares. None of Parent, Merger Subsidiary, or any of their respective Affiliates or associates (a) to the knowledge of Parent, directly or indirectly own, beneficially or otherwise, any of the Shares or any Company Securities or (b) is, or at any time during the last four years has been, an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA.

SECTION 5.09 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined adversely, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10 Certain Arrangements. As of the date of this Agreement, there are no Contracts (other than the Voting Agreements) or commitments to enter into Contracts between Parent, Merger Subsidiary, or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to this Agreement or the transactions contemplated hereby.

ARTICLE 6

Covenants of the Company

The Company agrees that:

SECTION 6.01 Conduct of the Company. During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated or required by this Agreement, (iii) as required by Applicable Law or the rules or regulations of Nasdaq, or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned, or delayed), (1) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) preserve intact its present business organization, (B) maintain in effect all material Permits, (C) pay its Indebtedness and other obligations and liabilities as they come due, and (D) maintain its relationships with its Major Customers and Major Suppliers, and (2) without limiting the generality of clause (1), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends and distributions payable by any Company Subsidiary to its parent, or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except, in each case, for acquisitions or deemed acquisitions of Company Securities in connection with (1) the payment of the exercise price of Company Stock Options with Shares (including in connection with “net exercises”), (2) required tax withholding in connection with the exercise, vesting, and settlement of Company Stock Options or Restricted Shares, and (3) forfeitures of Company Stock Options or Restricted Shares;

(c) (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise, vesting, or settlement of Company Stock Options or settlement of Company restricted stock units that are outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (C) in connection with the conversion of the Convertible Notes in accordance with their terms on the date hereof, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except (i) in accordance with the Company’s capital expenditures budget as in effect on the date hereof, (ii) repairs or replacements of obsolete assets in the ordinary course of business, and (iii) in an amount not to exceed $25,000 in the aggregate that is not paid in full prior to the Measurement Date;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions of supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) acquisitions of supplies and materials pursuant to Contracts in existence on the date hereof, or (iii) between the Company and one or more of its Subsidiaries or between Company Subsidiaries;

(f) except in connection with Indebtedness described in clause (h) below, sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than (i) sales or disposals of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in existence on the date hereof, (iii) with respect to transactions between the Company and one or more of its Subsidiaries or between Company Subsidiaries, (iv) pursuant to (1) the Bill of Exchange Purchase Agreement, dated February 4, 2015, by and between Hutchinson Technology Operations (Thailand) Co., Ltd. and Bank of America, N.A., Bangkok Branch, (2) a Contract entered into pursuant to the terms of the Term Sheet, dated February 20, 2015, by and between Hutchinson Technology Operations (Thailand) Co., Ltd. and The Hongkong and Shanghai Banking Corporation Limited, Bangkok Branch, or (3) any similar factoring or “bill of exchange” transaction in the ordinary course of business of the Company and its Subsidiaries, or (v) capital leases entered into in the ordinary course of business of the Company and its Subsidiaries not requiring, individually or in the aggregate, payment of an amount in excess of $500,000 in any fiscal year or $1,500,000 over the terms of such capital leases;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to its employees in the ordinary course of business consistent with past practice, or (ii) by the Company to one of its Subsidiaries or between Company Subsidiaries;

(h) except as permitted under clause (f) above, create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for (i) Indebtedness under the Revolving Credit and Term Loan Facility, provided that the amount outstanding thereunder immediately prior to the Effective Time does not exceed the amount outstanding thereunder as of the date hereof by greater than $17,500,000 in the aggregate, (ii) Indebtedness between the Company and one of its Subsidiaries or between Company Subsidiaries, or (iii) Indebtedness in replacement of Indebtedness existing on the date of this Agreement, or extension of the term of Indebtedness existing on the date of this Agreement, in each case, (x) with no increase in principal amount, in the case of term Indebtedness, or commitments to lend or provide other extensions of credit, in the case of revolving Indebtedness, (y) on terms that are no less favorable to the Company, in the aggregate, than the terms of the replaced or extended Indebtedness (except that interest may be at the then-current market rate), and (z) which may be prepaid at any time without premium or penalty (other than customary interest rate breakage fees);

(i) other than in the ordinary course of business (including renewals), (i) amend, modify, or terminate any Material Contract (except to the extent permitted under Section 6.01(h)(iii)) or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) (i) with respect to any Service Provider with an annual rate of compensation in excess of $75,000, (A) other than pursuant to the current terms of an existing Contract, grant or increase any severance or termination pay to (or amend any such Contract or any existing severance pay or termination arrangement) or (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar Contract (or materially amend any such existing Contract), (ii) establish, adopt or materially amend any Employee Plan, including any collective bargaining Contract, (iii) increase compensation, bonus or other benefits payable to any Service Provider with or to an annual rate of compensation in excess of $75,000 (other than pursuant to the current terms of an existing Contract), (iv) other than for “Cause” (as defined in Section 6.01(j) of the Company Disclosure Schedule, terminate the service of any executive officer, or (v) hire or engage the services of any individual as a Service Provider for annual compensation in excess of $75,000;

(k) change the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act;

(l) settle or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim (except immaterial routine matters in the ordinary course of business) that involves the payment of monetary damages (excluding monetary damages covered by insurance policies) in excess of $25,000 in the aggregate and does not provide for any non-monetary relief;

(m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement gives Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and nothing contained in this Agreement gives the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent, and Merger Subsidiary will exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 6.02 Access to Information. During the Pre-Closing Period and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, upon reasonable advance notice, to the offices, properties, assets, books and records of the Company and its Subsidiaries, (ii) to the extent not publicly available, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Nothing in this Agreement will require the Company to permit such access or make such disclosure to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (1) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure); (2) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (3) violate any Applicable Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Applicable Law). Nothing in this Agreement will require the Company to provide any access or make any disclosure to Parent under this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 is subject to the Confidentiality Agreement.

SECTION 6.03 Company Shareholder Meeting.

(a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and notice thereof given as promptly as practicable and in any event within 10 Business Days after, and convened and held as promptly as reasonably practicable after, the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on (i) the approval and adoption of this Agreement (including the Plan of Merger), (ii) the approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger, and (iii) in accordance with Section 14A of the 1934 Act and the applicable SEC rules issued thereunder, the approval of a non-binding, advisory resolution to approve certain compensation that may become payable to the Company’s named executive officers in connection with the Merger. The Company shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Shareholder Meeting whether or not (x) the Board of Directors shall have effected an Adverse Recommendation Change or an Intervening Event Recommendation Change or (y) any Acquisition Proposal shall have been publicly announced or otherwise communicated or submitted to the Board of Directors or to the shareholders of the

Company. The Company shall cause the Company Proxy Statement to be mailed to the shareholders of the Company as of the record date established for the Company Shareholders Meeting as promptly as reasonably practicable thereafter. Unless an Adverse Recommendation Change or an Intervening Event Recommendation Change shall have occurred in compliance with Section 6.04 of this Agreement, the Company shall use its reasonable best efforts to solicit from the Company’s shareholders proxies in favor of the adoption of this Agreement and for approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger, including engaging a proxy solicitor that is reasonably acceptable to Parent.

(b) Subject to Section 6.04, the Board of Directors shall make the Company Board Recommendation and not effect an Adverse Recommendation Change or an Intervening Event Recommendation Change.

(c) Any adjournment, delay or postponement of the Company Shareholder Meeting shall require the prior written consent of Parent; provided that the Company shall be permitted to adjourn, delay or postpone the Company Shareholder Meeting (i) with the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) for the absence of a quorum or (ii) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the shareholders of the Company with adequate time to review. Parent may require the Company to adjourn, delay or postpone the Company Shareholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), unless required to do so by Applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Plan of Merger) and the other proposals contemplated by Section 6.03 shall be the only matters (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

SECTION 6.04 No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or direct any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, representatives, or advisors (“Representatives”) to, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal or any inquiry, proposal, request for non-public information or offer that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”), (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or would reasonably be expected to make an Acquisition Proposal or Acquisition Inquiry, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar Contract with respect to any class of equity securities of the Company or any of its Subsidiaries (provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision of any such Contract that prohibits or purports to prohibit a confidential proposal being made to the Board of Directors), (v) approve any transaction under, or any Person (other than Parent or Merger Subsidiary) becoming an “interested shareholder” under, Section 302A.673 of the MBCA or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or Contract relating to an Acquisition Proposal or Acquisition Inquiry. It is agreed that any violation of the restrictions on the Company set forth in this Section 6.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.04(a), at any time after the date of this Agreement and prior to the receipt of the Company Shareholder Approval,

(i) the Company, directly or indirectly through its Representatives, may (A) enter into or participate in negotiations or discussions with, or take or fail to take any of the other actions described in Sections 6.04(a)(ii) and 6.04(a)(iv) with respect to, any Third Party and its Representatives that, subject to the Company’s material compliance with Section 6.04(a), has made after the execution and delivery of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors has in good faith determined (after consultation with its outside legal counsel and financial advisors) that (1) such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, and such Acquisition Proposal has not been withdrawn and (2) the failure to take such action would be a breach of its fiduciary duties under Applicable Law and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, pursuant to an executed confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii) the Board of Directors may (1) make an Adverse Recommendation Change in connection with a Superior Proposal or (2) other than in connection with an Acquisition Proposal or a Superior Proposal, fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (an “Intervening Event Recommendation Change”) in response to an Intervening Event, if, in either case, the Board of Directors has in good faith determined after receipt of the Superior Proposal or the occurrence of such Intervening Event, as applicable, and after consultation with its outside legal counsel and financial advisors, that the failure of the Board of Directors to take such action would be a breach of its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Board of Directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9 under the 1934 Act or complying with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Board of Directors (after consultation with outside legal counsel) concludes that its failure to do so would be a breach of its fiduciary duties under Applicable Law, so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made (other than any “stop, look and listen” statement) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and a reasonably detailed explanation of the basis therefor, including of any Acquisition Proposal or Intervening Event, and, after taking such action, (i) in the case of Section 6.04(b)(i) or Section 6.04(b)(ii)(1), the Company shall continue to advise Parent on a current basis in all material respects of the status and terms of any discussions and negotiations with the Third Party and (ii) in the case of Section 6.04(b)(ii)(2), the Company shall continue to advise Parent of any material facts, events, changes, developments or changes in circumstances relating to such Intervening Event that arise or occur thereafter. In addition, the Company shall notify Parent orally within 24 hours, and in writing as promptly as reasonably practicable (but in no event later than one Business Day), after receipt, by the Company (or, to the Company’s Knowledge, by any of its Representatives) of any Acquisition Proposal or Acquisition Inquiry. The Company shall provide such notice in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal or Acquisition Inquiry and shall provide Parent with a copy of any such Acquisition Proposal. The Company shall keep Parent informed, on a current basis in all material respects, of the status and details of any such Acquisition Proposal or Acquisition Inquiry (including any material changes to the financial terms or other material terms and conditions thereof) or any Intervening Event, and shall promptly (but in no event later than one Business Day after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters) or describes any Intervening Event. None of the Company or the Board of Directors or any committee of the Board of Directors shall enter into any Contract with any Person to limit or not give prior notice to Parent of its intention to make an Adverse Recommendation Change or an Intervening Event Recommendation Change or to terminate this Agreement in light of a Superior Proposal or an Intervening Event.

(d) “Last Look”. Further, the Board of Directors shall not make an Adverse Recommendation Change or an Intervening Event Recommendation Change pursuant to Section 6.04(b) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) if (A)

any such Adverse Recommendation Change is to be taken in circumstances involving or relating to an Acquisition Proposal, (1) such Acquisition Proposal constitutes a Superior Proposal, (2) the Company promptly provides written notice to Parent at least five Business Days before taking such action of its intention to do so and containing in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, the material terms of such Acquisition Proposal, including the most current version of the proposed Contract under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal and (3) Parent does not make, within five Business Days after its receipt of that written notification, an offer that in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, is at least as favorable to the shareholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new five-Business Day period under this Section 6.04(d)); and (B) any such Intervening Event Recommendation Change is to be taken, the Company (1) promptly provides written notice to Parent at least five Business Days before taking such action of its intention to do so and specifying in reasonable detail the circumstances involving or relating to the Intervening Event, (2) prior to effecting such Intervening Event Recommendation Change and during such period of at least five Business Days, the Company shall have negotiated with Parent in good faith (if Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Recommendation Change, and (3) at or following such period of at least five Business Days, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Intervening Event continues to necessitate such Intervening Event Recommendation Change (taking into account any revisions to this Agreement made or proposed in writing by Parent) and that failure of the Board of Directors to effect an Intervening Event Recommendation Change would be a breach of its fiduciary duties under Applicable Law. The Company agrees that, during any applicable five-Business Day period referred to in this Section 6.04(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement. No Adverse Recommendation Change or Intervening Event Recommendation Change shall change the approval of the Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any other transaction involving Parent contemplated by this Agreement.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal, which did not result from or arise out of a breach in any material respect of this Section 6.04, made after the date of this Agreement for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, expected time to close, and conditions to consummation and all legal, financial and regulatory aspects of such Acquisition Proposal, are more favorable from a financial point of view to the Company’s shareholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the

Board of Directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors.

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and shall direct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or Acquisition Inquiry and shall request that, and shall use its reasonable best efforts (to the extent not prohibited by an applicable confidentiality agreement) to cause any such Third Party (and its representatives) in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable.

(g) Notification and Acknowledgment. The Company shall use its reasonable best efforts to ensure that the Financial Advisor and the directors, officers, and director-level employees of the Company and its Subsidiaries are aware of the provisions of this Section 6.04.

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.06 Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, the deregistration of the Shares and any other securities of the Company under the 1934 Act, and the termination of reporting requirements under the 1934 Act with respect to any securities of the Company, as promptly as practicable after the Effective Time.

SECTION 6.07 Takeover Statutes. The Company and the Board of Directors shall, to the extent permitted by Applicable Law, use their reasonable best efforts (a) to grant all approvals and take all actions necessary or advisable so that no Takeover Statute becomes applicable to the transactions contemplated by this Agreement and (b) if any such Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, to grant all approvals and take all actions necessary or advisable so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 6.08 Company Public Debt and Credit Facilities. The Company shall take such action as may be reasonably requested by Parent to (A) on or prior to the Closing Date, (i)

prepare (A) a notice of redemption or similar notice under and in compliance with the relevant indentures for the redemption, repurchase or satisfaction and discharge, as applicable, at or as promptly as practicable after the Effective Time of all of the Company’s outstanding 8.50% Notes and 10.875% Notes (collectively, the “Secured Notes”) and the release and discharge of all Liens relating to the Secured Notes at or as promptly as practicable after the Effective Time, and (B) a notice of change of control offer to repurchase all of the Secured Notes under and in compliance with the relevant indentures, conditioned upon the occurrence of the Closing, including, in each case under clauses (A) and (B), providing such notices, officer’s certificates, resolutions of the Board of Directors, opinions of counsel and other documents, and taking such other actions, as may be reasonably requested by Parent in connection with any such redemption, repurchase or satisfaction and discharge, and (ii) with Parent’s cooperation, issue a notice of a change of control offer to each holder of the Secured Notes to repurchase all of such holder’s Secured Notes under and in compliance with the relevant indentures, conditioned upon occurrence of the Closing; (B) on or prior to the Closing Date, prepare a supplemental indenture, a notice of fundamental change, and a notice of make-whole fundamental change, or any similar notice required under the relevant indenture to notify holders of the Convertible Notes of the occurrence of the Merger and the rights of the holders of the Convertible Notes triggered by such Merger, including any increase in the conversion rate of the Convertible Notes or the make-whole conversion rate as a result thereof, if applicable, and any right to receive cash in connection with any conversion, and to prepare any officer’s certificates, resolutions of the Board of Directors, opinions of counsel or other documents as may be reasonably requested by Parent pursuant to the indenture governing the Convertible Notes; and (C) effective at the Effective Time, effect the termination of the Revolving Credit and Term Loan Facility, payment of all amounts outstanding or otherwise payable in respect thereto at the Effective Time, and release and discharge of all Liens relating thereto, including, without limitation, by providing, (i) no later than 10 days before the Closing Date (or such shorter time as shall have been agreed to by the administrative agent thereunder without resulting in any premium or penalty), such administrative agent with written notice of termination to be effective at the Effective Time and to be conditioned on the effectiveness of the Merger, and, to the extent practicable, (ii) Parent with a customary payoff letter in form and substance reasonably satisfactory to Parent providing for such termination and release of Liens upon payment of all such amounts (a “Payoff Letter”). The Company shall at any time prior to the Closing, facilitate the delivery and recording at or as promptly as practicable after the Effective Time of termination statements and instruments of discharge and release of Liens as reasonably requested by Parent. In furtherance and without limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is customary in connection with the redemption, repurchase, satisfaction and discharge, or conversion of securities as may be reasonably requested by Parent and as permitted under the relevant indentures or agreements.

SECTION 6.09 Shareholder Litigation. The Company will (a) promptly advise Parent in writing of any action, suit, or proceeding commenced, asserted or, to the Company’s Knowledge, investigation threatened against it or any of its directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) give Parent the opportunity to reasonably participate in the defense or settlement of any such action, suit or proceeding.

SECTION 6.10 Estoppel Certificates, Remediation, Third Party Consents and Thai Shares.

(a) The Company shall use its reasonable best efforts to obtain and to cause its Subsidiaries to obtain an original estoppel certificate reasonably satisfactory to Parent from each lessor and sublessor from which the Company or any of its Subsidiaries directly or indirectly leases Leased Real Property, and shall deliver all estoppel certificates so obtained to Parent at or prior to the Closing.

(b) The Company will take the actions, and pay the amounts specified, in Section 6.10(b) of the Company Disclosure Schedule prior to the Measurement Date.

(c) The Company shall use its reasonable best efforts to obtain all consents required from any other Person pursuant to a Contract listed on Section 4.04 of the Company Disclosure Schedule that does not evidence Indebtedness of the Company, and shall deliver all consents so obtained to Parent at or prior to the Closing.

(d) At or prior to the Effective Time, the Company shall cause or shall have caused all shares of Hutchinson Technology Operations (Thailand) Co., Ltd. that are not owned of record by the Company to be transferred to such Persons as Parent shall have designated to the Company.

ARTICLE 7

Covenants of Parent

Parent agrees that:

SECTION 7.01 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.02 Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

SECTION 7.03 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the MBCA or any other Applicable Law or provided under the articles of incorporation and bylaws (or comparable organizational documents) of the Company or its Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance (including a run-off or tail insurance policy) for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof and with insurance carriers having at least an “A” rating by A.M. Best with respect to D&O Insurance; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full policy year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the MBCA or any other Applicable Law, or under any Contract of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.04 Employee Matters.

(a) For a period of six months following the Effective Time (or, if shorter, during the period of employment), Parent shall provide to each employee of the Company or any of its Subsidiaries as of the Effective Time who is based in the United States and continues employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) base salary or base wages and benefits (other than equity-based compensation) that are comparable, in the aggregate, to such salary, wages and benefits as in effect immediately prior to the Effective Time.

(b) Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company and its Subsidiaries as reflected in the records thereof for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 7.04(b) result in any duplication of benefits for the same period of service. In addition, Parent shall (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) The Company shall take all actions that may be necessary or appropriate to cause (i) upon Parent’s request, the Company’s 401(k) plan and (ii) upon Parent’s reasonable request, such other Employee Plans, any such request to be delivered to the Company no later than 15 Business Days prior to the Closing, to terminate as of the close of business of the date immediately preceding the Closing Date. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.04(c) shall be subject to Parent’s prior review and approval.

(d) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

SECTION 8.01 Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, as promptly as practicable, to cause the conditions to Closing to be satisfied and to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all material approvals, consents, registrations, permits, authorizations, expirations or terminations of waiting periods, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) completing the remediation matters described in clause (ii) of Section 6.10(b) of the Company Disclosure Schedule prior to the Measurement Date; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the other party’s businesses, assets or properties or agree to limit the ownership or operation by Parent or any of its Affiliates of any businesses, assets or properties, including without limitation the businesses, assets, and properties to be acquired under this Agreement, (B) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (C) litigating, challenging or taking any action with respect to any action or proceeding by any Governmental Authority. Notwithstanding the foregoing and any other provision of this Agreement, any act taken by Parent in respect of this Section 8.01 may be conditioned upon consummation of the Merger. Subject to the proviso to the immediately preceding sentence, each of the Company and Parent will not, and will not direct any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 9 either being delayed or not being satisfied.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 10 Business Days, after the date hereof, (B) make appropriate filings pursuant to any other Required Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and (C) supply as promptly as practicable any additional information and documentary material that may be requested in connection therewith and to use their reasonable best efforts to take or cause to be taken all other actions consistent with this Section 8.01 necessary to cause the expiration or termination of the applicable waiting periods under such Required Antitrust Law as soon as practicable. Each of the Company and Parent will furnish to the other such information and assistance as the other reasonably may request in connection with its preparation of any filing or submission under the Required Antitrust Laws.

(c) In furtherance and not in limitation of Section 8.01(a), each of the Company and Parent shall exercise its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including (i) as promptly as reasonably practicable, but in no event later than 15 Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f)

with respect to the Merger and other transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five Business Days of notification from CFIUS that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and with respect to Parent and Merger Subsidiary the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the Merger and other transactions contemplated hereby, (iii) promptly and, in all events, consistent with any deadline imposed under Exon-Florio or other Applicable Law, comply with any request received by any of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iv) ensure that any information furnished in respect of this Section 8.01(c) is true, complete and correct in all material respects, and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties to this Agreement prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Each of the Company and Parent shall use its reasonable best efforts to furnish to the other all information required for any such filing or proceeding under Exon-Florio. To the extent permitted by Applicable Law, each of the Company and Parent shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or proceedings, provided, however, that neither Parent nor Merger Subsidiary shall be required by the terms of this Section 8.01(c) to disclose to the Company nonpublic information about Parent or its Affiliates that Parent considers to be confidential or proprietary. Neither the Company nor Parent shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity for the other party to attend and/or participate in such meeting. Subject to Applicable Law, each of the Company and Parent will consult and cooperate with the other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to proceedings under Exon-Florio. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that, notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the CFIUS Condition that (i) is not conditioned upon consummation of the Merger, (ii) it is excused from taking pursuant to the proviso to the first sentence to Section 8.01(a), or (iii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 8.01(c), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable).

(d) To the extent permitted by Applicable Law and subject to the proviso to the first sentence of Section 8.01(a), each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review in advance any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and, to the extent reasonably practicable and not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(e) In furtherance and not in limitation of Section 8.01(a), each of the Company and Parent shall exercise its reasonable best efforts to take, or cause to be taken (including, in the case of the Company, by its Subsidiaries), all actions and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to satisfy the 60-Day Notice Condition, including (i) the Company, as the registrant, shall submit to the DDTC the ITAR 60-Day Notice relating to the Merger and the transactions contemplated by this Agreement as promptly as reasonably practicable, but in no event later than five Business Days after the date of the receipt by the Company of the registration complete letter or another written indication from DDTC that the Company has properly registered as a manufacturer under the ITAR in accordance with Section 122.2 of the ITAR, (ii) promptly and, in all events, consistent with any deadline imposed under the ITAR or other Applicable Law, comply with any request received by it or any of its Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iii) ensure that any information furnished by such party in respect of this Section 8.01(e) is true, complete and correct in all material respects, and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties to this Agreement prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and, in connection with resolving any investigation or other inquiry of any Governmental Authority under the ITAR, with respect to any such filing or any such transaction. Each of the Company and Parent shall use its reasonable best efforts to furnish to the other all information required to be provided by it or any of its Subsidiaries for any such filing or proceeding under the ITAR. To the extent permitted by Applicable Law, each of the Company and Parent shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or proceedings, provided, however, that neither Parent nor Merger Subsidiary shall be required by the terms of this Section 8.01(e) to disclose to the Company nonpublic information about Parent or its Affiliates that Parent considers to be confidential or proprietary unless such information is required to be included in the ITAR 60-Day Notice. Neither the Company nor Parent shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity for the other party to attend or participate in such meeting. Subject to Applicable Law, the Company and Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to proceedings under the ITAR. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to take such actions and agree to such requirements or conditions to mitigate any ITAR concerns as may be requested or required by DDTC in connection with, or as a condition of, the satisfaction of the 60-Day Notice Condition; provided, however, that, notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the 60-Day Notice Condition that (x) is not conditioned upon consummation of the Merger, (y) it is excused from taking pursuant to the proviso to the first sentence to Section 8.01(a), or (z) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 8.01(e), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable).

(f) The Company shall consult, and shall cause its Subsidiaries to consult, with Parent regarding the notifications, filings and submissions (if any) that should be made with the U.S. Department of Commerce regarding potential violations of the U.S. Department of Commerce’s regulations with respect to the Subject Product businesses of the Company and its Subsidiaries. The Company shall inform, and shall cause it Subsidiaries to inform, Parent promptly if it or any of its Subsidiaries determines that the Company or any of its Subsidiaries exported any Subject Product, or other export-controlled item without a Permit from the appropriate export control authority, or that it violated any other Trade Control Law. To the extent not prohibited by Applicable Law and the applicable Governmental Authority, the Company agrees to, and to cause its Subsidiaries to, (a) give Parent and its counsel reasonable advance notice of all meetings or telephone conferences with any Governmental Authority relating to any voluntary disclosure process, (b) give Parent and such counsel an opportunity to participate in each of such meetings and conferences, (c) provide Parent and such counsel with a reasonable advance opportunity to review and comment upon any comprehensive disclosure report and all other written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding such voluntary disclosure process, and (d) promptly provide Parent and its counsel with copies of all written communications to or from any Governmental Authority relating to such voluntary disclosure process.

(g) Notwithstanding anything in this Section 8.01 to the contrary, neither Parent nor the Company will be required to share any information with the other party to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Applicable Law (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Applicable Law).

SECTION 8.02 Company Proxy Statement.

(a) As promptly as reasonably practicable (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its shareholders as promptly as practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any substantive comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments, communications or requests for amendments or supplements, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement reasonably promptly after receipt thereof and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and responding to any comments from the SEC on the Company Proxy Statement, and (ii) in taking such actions or making any such filings, furnishing information required in connection with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Parent will furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Company Proxy Statement. The Company Proxy Statement will include all information reasonably requested by the Company or Parent to be included. If at any time prior to the Effective Time any change occurs with respect to the information supplied by Parent for inclusion in the Company Proxy Statement, which is required to be described in an amendment or supplement to the Company Proxy Statement, Parent will reasonably promptly notify the Company of such event and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(d) Notwithstanding (x) any Adverse Recommendation Change or any Intervening Event Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

SECTION 8.03 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.04 with respect to the matters contemplated by Section 6.04 (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. Nothing in this Section 8.03 will limit the ability of any party hereto to make internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement and the Parties shall reasonably cooperate and consult with each other in the preparation and communication thereof with a view to issuing internal communications that are reasonably consistent with each other’s internal communications.

SECTION 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.05 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person (including any Governmental Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any actions, suits, proceedings, or material claims or investigations commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(c) any breach or inaccuracy of any of its representations or warranties contained in this Agreement at any time during the term hereof that would cause the conditions set forth in Section 9.02(a)(ii) or Section 9.03(ii), as applicable, to not be satisfied; provided that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein;

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would cause the conditions set forth in Section 9.02(a)(i) or 9.03(i), as applicable, to not be satisfied; and

(e) any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that all of the conditions set forth in Article 9 will be satisfied prior to the End Date;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

Conditions to the Merger

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Additional Amount shall have been finally determined in accordance with Section 2.10;

(b) the Company Shareholder Approval shall have been obtained in accordance with the MBCA;

(c) no Applicable Law shall prohibit the consummation of the Merger; and

(d) any applicable waiting period (and any extension thereof) under the Required Antitrust Laws relating to the Merger shall have expired or been terminated and any consents or approvals required under non-U.S. Required Antitrust Laws shall have been obtained.

SECTION 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in the first and second sentences of Section 4.05(a), the second sentence of Section 4.05(b) shall be true in all respects, except for de minimis inaccuracies, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all respects, except for de minimis inaccuracies, as of such time), (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.20, 4.21, and 4.22, and Items (1) – (4) of Section 4.28(a) of the Company Disclosure Schedule, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(c) if review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the Merger or other transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of this Section 9.02(c) only, clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable (collectively, the “CFIUS Condition”);

(d) the Company and its Subsidiaries will have delivered to Parent a payoff letter reasonably satisfactory to Parent from each holder of any outstanding Indebtedness (other than capitalized lease obligations listed in Section 9.02(d) of the Company Disclosure Schedule, the Secured Notes and the Convertible Notes), in each case with such Person (i) agreeing that the payment of the amounts set forth in its payoff letter will satisfy all outstanding obligations of the Company and its Subsidiaries with respect to such Indebtedness, and (2) agreeing that all Liens securing such Indebtedness will be released upon the satisfaction of the conditions set forth in its payoff letter;

(e) no action or proceeding before any court of competent jurisdiction or other Governmental Authority to restrain or prohibit the transactions contemplated hereby shall have been instituted or overtly threatened by any Governmental Authority; and

(f) if review by DDTC shall have concluded, DDTC shall not have taken action to block or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement and no requirements or conditions to mitigate any ITAR concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of this Section 9.02(f), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable (collectively, the “60-Day Notice Condition”).

SECTION 9.03 Conditions to the Obligations of the Company . The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Section 5.01 and Section 5.02 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

SECTION 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 2, 2016 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any material provision of this Agreement has been a proximate cause of or results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) by Parent, if:

(i) an Adverse Recommendation Change or an Intervening Event Recommendation Change shall have occurred or, at any time after public announcement of an Acquisition Proposal or the occurrence of an Intervening Event, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent; provided that Parent may only request such reaffirmation of the Company Board Recommendation two times with respect to any particular Acquisition Proposal or Intervening Event before the earlier of the Closing Date or termination of this Agreement; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred or a representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case, that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure;

(d) by the Company, if:

(i) prior to the Company Shareholder Approval, the Board of Directors of the Company shall have made (A) an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d), in order to enter into a definitive, written Contract concerning a Superior Proposal, or (B) an Intervening Event Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d); provided, that, in either such case, the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred or a representation or warranty of Parent set forth in this Agreement shall have become untrue, in either case, that would cause the condition set forth in Section 9.03 not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

SECTION 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (other than as provided in the last sentence of this Section 10.02(a)); provided that no such termination will relieve any party from any liability or damages for fraud, intentional and material failure to fulfill a condition to the performance of the obligations of the other party, or any intentional and material breach of any representation, warranty or covenant in this Agreement (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such other party as a result of such fraud or intentional and material failure or breach). The provisions of this Section 10.02, the last sentence of Section 6.02, and Article 11 shall survive any termination hereof pursuant to Section 10.01.

(b) For purposes of this Agreement, a party will be deemed to have intentionally breached this Agreement if the relevant breach is a consequence of an act or omission undertaken by such party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause or constitute a breach of this Agreement, it being acknowledged and agreed that any failure by a party to consummate the Merger and the other transactions contemplated by this Agreement after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute an intentional breach of this Agreement.

ARTICLE 11

Miscellaneous

SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Hydra Merger Sub, Inc.

c/o Headway Technologies, Inc.

682 S. Hillview Drive

Milpitas, CA 95035-5457

Attention: Mr. Albert Ong, President & Chief Executive Officer

Facsimile No.: (408) 934-5353

with a copy (which shall not constitute notice) to:

TDK U.S.A. Corporation

455 RXR Plaza

Uniondale, NY 11556

Attention: Jeffrey Williams, Esq.

Facsimile No.: (516) 535-2884

and to:

Nixon Peabody LLP

One Embarcadero Center

Suite 1800

San Francisco, CA 94111-3600

Attention: Thomas E. Gaynor, Esq.

Facsimile No.: (855) 900-9163

if to the Company, to:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Attention: Mr. Richard Penn, President & Chief Executive Officer

Facsimile No.: (302) 587-1810

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Peggy Steif Abram, Esq. and Michael A. Stanchfield, Esq.

Facsimile No.: (612) 766-1600

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall only be deemed given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile or electronic mail if sent prior to 5:00 p.m. on a Business Day in the place of receipt (or, if later, the next succeeding Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day carrier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

SECTION 11.02 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 does not limit Section 10.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the MBCA without such approval having first been obtained. In addition to the first sentence of this Section 11.03(a) and notwithstanding any provision of this Agreement to the contrary, if as of the End Date all conditions of this Agreement have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived in writing, other than any one or more of the conditions set forth in Section 9.01(d) and 9.02(c), then the End Date will automatically be extended to 5:00 p.m., local Minneapolis time on November 1, 2016.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 11.04 Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Filing fees incurred under the Required Antitrust Laws, Exon-Florio or any comparable pre-merger or foreign ownership notification filings, forms and submissions or other Required Antitrust Approval with any foreign Governmental Authority that may be required by the Applicable Laws of such foreign Governmental Authority, and the reasonable fees and expenses of an economic advisory firm, shall be shared equally by Parent and the Company.

(b) Termination Fees.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $4,200,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, contemporaneously with and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), by Parent pursuant to Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors or directly to its shareholders generally and not withdrawn and (C) within 12 months following the date of such termination, (1) an Acquisition Proposal shall have been consummated or (2) the Company shall have entered into a definitive Contract with respect to an Acquisition Proposal or recommended to its shareholders an Acquisition Proposal and, during or subsequent to such 12-month period, that Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of that Acquisition Proposal as described in clause (C), the Termination Fee less the Parent Expenses (to the extent, if any, previously paid pursuant to Section 11.04(b)(iv)).

(iii) The payment of the Termination Fee shall be a precondition to the effectiveness of any termination of this Agreement by the Company pursuant to Section 10.01(d)(i).

(iv) If this Agreement is terminated by the Company pursuant to Section 10.01(b)(iii), then the Company shall pay to Parent in immediately available funds the Parent Expenses contemporaneously with and as a condition to such termination.

(v) If this Agreement is terminated (A) by Parent pursuant to Section 10.01(b)(i), (B) by the Company pursuant to Section 10.01(b)(i) on or after December 1, 2016, or (C) by Parent or the Company pursuant to Section 10.01(b)(ii) (in each case under clause (A) or

(B), to the extent arising from the failure of a condition set forth in Sections 9.01(c), 9.01(d) or 9.02(e) to be satisfied or waived by Parent in connection with an Antitrust Law, or under clause (C), to the extent arising in connection with any Antitrust Law) and, at the time of any such termination, all of the conditions to Closing set forth in Sections 9.01, 9.02, and 9.03 have been satisfied or waived in writing (or, if the Closing were to have taken place on the date of termination, such conditions would have been satisfied), other than the conditions set forth in Sections 9.01(c) or (d) or Section 9.02(e) (if the Applicable Law, action, or proceeding relates to any Antitrust Law), then Parent will pay to the Company an amount in cash equal to $4,200,000 within two Business Days after such termination.

(c) Other Costs and Expenses. Each of the Company, Parent and Merger Subsidiary acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay any amount required to be paid by that party under this Section 11.04 (as applicable, the “Defaulting Party”), the Defaulting Party shall also pay the reasonable costs and expenses incurred by Parent or Merger Subsidiary (if the Company is the Defaulting Party) or the Company (if Parent is the Defaulting Party) in connection with a legal action to enforce this Agreement that results in a judgment against the Defaulting Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Exclusive Remedy. If the Termination Fee is payable and paid to Parent in accordance with this Section 11.04, the receipt of the Termination Fee will be deemed to be the sole and exclusive remedy available to Parent and Merger Subsidiary with respect to this Agreement and the transactions contemplated hereby, and absent fraud, intentional and material failure to fulfill a condition to the performance of the obligations of Parent or Merger Subsidiary, or any intentional and material breach of any representation, warranty or covenant of the Company, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective shareholders) will have no further liability to Parent or Merger Subsidiary under this Agreement; provided, however, that the foregoing shall not limit, diminish or impair any right, claim or chose in action against any Third Party that has made an Acquisition Proposal. In no event will the Company be obligated to pay the Termination Fee or the Parent Expenses on more than one occasion.

SECTION 11.05 Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other representations and warranties. Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this

Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Applicable Law or breach of Contract).

SECTION 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

SECTION 11.07 Governing Law. This Agreement and any action or proceeding (whether in contract, tort, equity, or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law rules of such state.

SECTION 11.08 Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Minnesota located in the County of Hennepin and the federal courts of the United States of America located in the State of Minnesota solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Minnesota state or federal court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

SECTION 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10 Counterparts; Effectiveness; etc. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (PDF), each of which shall be deemed an original. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written Contract or other communication). No party to this Agreement may raise as a defense to the formation or enforceability of this Agreement, and each party to this Agreement forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

SECTION 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior Contracts and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Minnesota or any Minnesota state court in the County of Hennepin, without the requirement of the posting of a bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ Richard J. Penn
	Name:	Richard J. Penn
	Title:	President & Chief Executive Officer

HEADWAY TECHNOLOGIES, INC.

By:	/s/ Wenjie Chen
	Name:	Wenjie Chen
	Title:	President

HYDRA MERGER SUB, INC.

By:	/s/ Albert Ong
	Name:	Albert Ong
	Title:	President & Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex I

MEASUREMENT DATES

October 25, 2015

November 22, 2015

December 27, 2015

January 24, 2016

February 21, 2016

March 27, 2016

April 24, 2016

May 22, 2016

June 26, 2016

July 24, 2016

August 21, 2016

September 25, 2016

October 23, 2016

November 20, 2016

December 25, 2016

Annex II

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HUTCHINSON TECHNOLOGY INCORPORATED

The undersigned incorporator, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

Name

The name of this corporation is Hutchinson Technology Incorporated.

ARTICLE II

Registered Office

The registered office of the corporation is located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

ARTICLE III

Capital

The aggregate number of shares of stock that the corporation shall have the authority to issue is One Thousand (1,000) shares, par value $.01 per share.

ARTICLE IV

Classes and Series

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

ARTICLE V

Written Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed, or consented to by authenticated electronic communication, by all members of the Board of Directors then in office.

ARTICLE VI

Cumulative Voting Denied

No shareholder of the corporation shall be entitled to any cumulative voting rights.

ARTICLE VII

Pre-Emptive Rights Denied

No shareholder of the corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation, nor any right of subscription to any part thereof.

ARTICLE VIII

Limitation of Liability

No director of the corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under sections 302A.559 or 80.23 of Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 27, 1988. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Schedule 1.01(a)

Sample Cash Calculation

($ in thousands)

June 28, 2015
Unrestricted cash and cash equivalents	$35,387
Senior Secured Facility Collections Account	8
Collateral for Credit Card Program	1,014

$36,409